Exhibit 99.2

C O R P O R A T E   P A R T I C I P A N T S

Jeff Stanlis, Vice President of Communications, FNK IR

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Tom Forte, D.A.Davidson

P R E S E N T A T I O N

Operator

Greetings and welcome to Park City Group’s Fiscal Second Quarter 2023 Earnings Call.

At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Jeff Stanlis with FNK IR. Mr. Stanlis, you may begin.

Jeff Stanlis

Thank you, Operator, and good afternoon, everyone. Thank you for joining us today for Park City Group's fiscal second quarter earnings call. Hosting the call today are Randy Fields, Park City Group's Chairman and CEO, and John Merrill, Park City Group's CFO.

Before we begin, I’d like to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based upon current beliefs and expectations. Park City Group’s remarks are subject to risks and uncertainties, which actual results may differ materially. Such risks are fully disclosed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update information contained in this conference call.

Shortly after the market closed today, the Company issued a press release overviewing the financial results that we will discuss on today's call. Investors can visit the Investor Relations section of the Company's website at parkcitygroup.com to access this press release.

With all that said, I’d now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Jeff, and good afternoon, everyone.

Our evolution to a SaaS company continues to be evident in the numbers. Our business is now easier than ever before to model, and the results reflect both our ongoing operational and capital allocation strategies.

Jumping right into the numbers, total revenue was up 9%. Recurring revenue increased 10% year-over-year for the December quarter. Total expenses were up 5%. GAAP net income increased 45% to $1.3 million. GAAP net income to common shareholders increased 54% to $1.1 million. Earnings per share increased 52% from $0.04 per share to over $0.06 per share. Year-to-date cash from operations increased 8% to $3.3 million. We bought back 89,000 common shares at an average share price of $5.05 per share, reduced our bank debt by 83%, and have $21.4 million cash in the bank.

With the majority of one-time revenue now fully behind us, our comparative results have far less noise than in prior periods. Nonetheless, as I have said it before, there will always be a possibility that a customer will demand to buy our services, meaning license, versus rent, meaning subscription. Fortunately, that likelihood is less now than ever before given where we are in our SaaS life cycle. Therefore, we expect to continue to deliver year-over-year recurring revenue growth, increased margins, accelerated profitability, and significant cash generation for the balance of fiscal 2023.

The growth rate, as expected, is accelerating. Simultaneously, as we’ve said, our profitability and cash flow is and will continue to grow faster than revenue. Consistent with our strategy, our focus on operating leverage, many times making difficult decisions to drive high-margin incremental revenue while keeping costs in line and driving profitability and cash flow.

What do I mean by that? Starting with revenue, we ended the December quarter with an exit rate of annual recurring revenue of $19.1 million, meaning fiscal year-to-date revenue plus signed contracts in hand at December 31, 2022, quarter that are billing monthly multiplied times six will generate $19.1 million in recurring revenue for the balance of fiscal year 4023 absent any new contracts or anticipated growth.

Keep in mind this is organic revenue growth, meaning existing suppliers or retailers expanding compliance and supply chain services, adding stores or locations, and adding trading partners from existing business lines. This does not include any revenue contribution from a projected customer or any new initiatives, including traceability due to FSMA 204. Like what we did with MarketPlace, we continue to de-emphasize noncore revenue, or revenue with high resource commitment and low upside.

What do I mean by this? FSMA 204 is the largest opportunity in the Company’s history, and food is the focus. Therefore, general merchandise retailers, propane suppliers, floral, and health and beauty suppliers have the same high-touch requirements as do food retailers and their suppliers. However, these non-food vendors have little, if any, long-term traceability revenue opportunity underneath the new 204 rules.

With $300,000 in revenue per annum per employee, almost twice the industry average, we must make difficult decisions short term to free up internal resources to prepare onboarding thousands upon thousands of new traceability food suppliers.

Expense management. Many of you have heard me say it before, it takes approximately $12 million in cash to run this place. Our annual cash spend excludes noncash accounting costs such as depreciation, amortization, bad debt expense, stock compensation expense, and other noncash accounting costs. As we have said before, going forward on each incremental revenue dollar over and above our fixed cash costs of roughly $12 million per year, our goal is to push $0.80 to $0.85 to the bottom line.

With a laser focus on operating leverage, there have been de minimis increases in SG&A expense as a result of ongoing spending or our investment in the ReposiTrak Traceability Network, or RTN. It is precisely our strategy. We accomplish this by automating as much as we can and utilizing our own proprietary tools. This drives exceptional productivity across our entire business. Despite tight controls on spending, growing recurring revenue, we are able to take excellent care of our customers without adding significant headcount or other overhead costs.

While the need for profitability is our goal, it will never jeopardize flawless execution and superb customer service. Our customers are priority one. However, it looks like we are in a favorable position to provide both. As a result, profit and cash will grow faster than revenue. You can see this during the second quarter. A 9% increase in total revenue for the December quarter translated to a 45% increase in GAAP earnings and $1.5 million in cash from operations.

To summarize, we are structurally profitable, easy to model, with more than five consecutive years of GAAP profitability through strong cycles and weak cycles, as well as a global pandemic. Our strategy remains very simple. Grow recurring revenue, control costs, increase net income, accelerate EPS, buy back shares, and drive cash.

Turning to the quarterly numbers, fiscal year 2023 second quarter revenue was $4.8 million, up 9% from $4.4 million in the same quarter last year. Recurring revenue as a percentage of total revenue was 99.8% for the quarter. Recurring revenue in the quarter grew 10% over the same period in fiscal 2022.

As I mentioned, we continue to streamline our revenue, eliminating smaller, noncore revenue streams that mostly sit outside the food industry and have a limited growth potential. This frees up resources (inaudible) for meeting the FDA’s food traceability standards, but it also serves as a modest headwind for revenue growth. To date we have overcome $700,000 of what I call high-touch, low opportunity revenue, while still increasing both total revenue and recurring revenue for the period.

Total operating expenses increased 5% from $3.4 million in Q2 2022 to $3.6 million in Q2 2023. Sequentially, operating expenses were essentially flat.

Sales and marketing expenses were up approximately 6%, and G&A was up approximately 4%, reflecting investments in RTN, a tight labor market and its impact on salaries, inflation pressures on software service costs, and recruitment fees and benefits.

For the second fiscal quarter of 2023, GAAP net income was $1.3 million, or 27% of revenue, versus $872,000, or 20% of revenue. Net margins above 20% are now the norm.

Net income to common shareholders was $1.1 million, or $0.06 per common share based on 18.6 million weighted average shares, versus $725,000, or $0.04 per common share based on 19.7 million weighted average shares. As at December 31, 2022, 18.4 million shares of the Company’s common stock were outstanding.

You’ll note we have reduced our capitalization by over 9% through the repurchase and retirement of shares since our stock buyback plan began.

Turning to the fiscal year-to-date numbers, for the six months ended December 31, 2022, total revenue increased 6% to $9.5 million from $9 million in the same period in fiscal 2022. Recurring revenue for the same period grew 8% from $8.7 million to $9.4 million. Our revenue growth includes the streamlining of over $35,000 in high-touch, low opportunity revenue which I mentioned earlier. Total operating expenses increased 4% largely due to our investment in the RTN network.

Income from operations increased from $2.1 million to $2.4 million, an increase of 13% when compared with the same period in fiscal 2022. While total revenue grew 6% in the first six months of fiscal 2023, gross margin was 82% and net income grew from $1.8 million to over $2.5 million, an increase of 40%. EPS grew 56% from $0.08 per common share to $0.12 per common share.

Turning now to cash flow and cash balances, total cash at December 31, 2022, was $21.4 million compared to $21.5 million at June 30, 2022. The $21.4 million is inclusive of a paydown of $2.1 million on a revolving line of credit during the quarter.

The Company carried approximately $448,000 on its revolving line of credit as of December 31, 2022, compared to $2.6 million on June 30, 2022. Subsequent to the end of the quarter, we fully paid off this line of credit. Therefore, as of today, we have zero bank debt. Let me say that again, zero bank debt. Given rising interest rates, it only made sense to pay off and reduce our debt.

Fiscal year-to-date, we generated cash from operations of $3.3 million compared to $3 million last year, an increase of 8%.

In the second quarter, we repurchased 88,741 shares at an average price of $5.05 for a total of $449,000. The Company has approximately $10.2 million remaining on the $21 million total buyback authorization since inception. Since inception of the buyback program, the Company has repurchased a total of $10.7 million worth of stock, retiring 1.82 million shares, hence reducing capitalization by approximately 9% since 2019.

In my view, our business has come a long way in a very short time. We have much more to achieve by our focus on operating leverage, and implementing our capital allocation strategy is the right decision. Now, more than ever before, our business is easy to model. We have growing recurring revenue, no meaningful customer concentration, very little churn, 80-plus percent grow margins, and double-digit EPS growth. We have a fortress balance sheet, including $21 million in cash, little debt, and a shrinking capitalization. It doesn’t matter what John thinks or believes, the proof is in the numbers.

As I communicated on our last call, the Board has added an additional lever to our capital allocation strategy in the form of a $0.06 annual dividend, $0.015 paid quarterly. We paid our first dividend in the second fiscal quarter. Subsequent quarterly dividends will be paid within 45 days of the quarter’s end of December 31, March 31, June 30, and September 30.

As we have said previously, our goal is to take half the annual cash generated from operations and return it to shareholders in the form of a dividend or buying back additional shares, hence increasing EPS for all shareholders. The other half goes in the bank or used to fund initiatives like traceability.

From time-to-time, the Board will evaluate its capital allocation strategy and may adjust the different levels, including the dividend, buybacks, considering M&A opportunities, paying down debt, and retiring the preferred shares based on which ever lever is more favorable to shareholders at that time. Therefore, it is our ongoing goal to allocate a meaningful portion of our free cash flow to returning capital to shareholders and other levers I have outlined previously in our capital allocation plan.

That’s all I have today. Thanks, everyone, for your time. At this point, I will pass the call over to Randy.

Randy Fields

As John mentioned, the benefits of our transition to a SaaS company are now evident in the form of significant operating leverage and cash generation. We delivered top-line growth, solid, in our view, with recurring revenue growth exceeding 10% and consolidated revenue growth of 9%, even as we de-emphasized noncore and our transactional revenue. More importantly, our bottom-line improvement significantly exceeded our revenue growth, and our EPS grew even faster yet, exactly our plan.

Park City’s inherent earnings power is now obvious, sustainable, and easy to model. Our accelerated growth rate comes amidst a global economic headwind, I think it’s fair to say, and our customers are not immune to these challenges. Recessionary concerns are causing everyone to question discretionary or even necessary expenditures. So far this has had only a minor effect on us.

Importantly, the uptick in our growth rate also does not include any contribution from traceability but does include some of the impact of our sunsetting selective engagement through (phon) the opportunity is limited. The costs of traceability are in our numbers, but not the revenue.

As we’ve said before, we’re strategically de-emphasizing noncore revenue, meaning smaller, higher-touch engagements where the ultimate revenue opportunity is limited, or where the margin profile is lower than our food focus. We make these decisions to free up internal resources to prepare for the traceability initiative, and I’ve been saying that opportunity is coming fast. In fact, it’s coming certainly faster than we expected.

We had previously said that we expected litigation to slow the rollout, extending the FDA’s target timeline and giving the industry time to react. In many ways, we actually believe this would be helpful. Why? Because contrary to our original belief, interest in adoption from the top down is moving faster than we did expect. In my view, the industry is woefully unprepared for this new requirement. A tempered adoption would allow us to execute flawlessly, which is our style, and we’ve always done that versus a fast one which, frankly, is not in anybody’s interest.

Awareness about the regulation, the timeline, and the enormous impact of traceability on everyone’s business is surprisingly low. Perhaps it was the pandemic, perhaps it was the economy, but many customers are simply not aware of how disruptive this traceability initiative is going to be for their businesses. In fact, a great deal of our early efforts involve actually educating customers about it. We’re opening eyes. It’s challenging. You have to think, deer in the headlights.

Keep in mind Rule 204 has been in the works, however, for more than a decade. Many suppliers, in fact, believe that their labeling systems or other, what we would call technical approaches, mean that they’re already compliant. They’re only compliant internally. Once they ship their products to the customers, any system and its associated compliance with Rule 204 breaks down. Labeling, bar codes, block chains and the like don’t actually contain all the information needed to comply with the new regulation and certainly don’t satisfy the needs of the retailer or wholesaler customers to be compliant.

What may in fact work for an individual business in isolation doesn’t work necessarily for the customers of that business. In fact, for traceability to work at all, the entire supply chain around an item needs to be connected and not just move products around, but more importantly, move data and information around. One participant in a chain having the correct information doesn’t do it.

What do I mean by that? Well, a retailer bringing in millions of cases of SKUs from hundreds of suppliers can’t have dozens of different labeling protocols, different labeling designs, and modify their systems to work with each of those suppliers. We estimate that a medium-sized wholesaler and his thousands of customers will need to correctly create about 50 million records each and every year. That’s hard enough, and without us, it’s costly.

But suppose that he and his supply chain have, I don’t know, a 2% error rate—and a 2% error rate would be abnormally low—we’re talking about then literally hundreds of thousands of errors and issues that have to be corrected. That requires humans and the inherent payroll that goes along with them. No retailer, large wholesaler, anyone in that chain is thinking about this particular problem, and no one either wants to or, frankly, could hire dozens or hundreds of employees to chase down missing or inaccurate data.

The industry will insist on extreme end-to-end automation. We already provide that, and that includes our ability to do the error correction. Just like with our compliance solution, this will be a mandated use model where a large retailer or wholesaler requires that their suppliers comply.

We’ve already signed a few wholesalers, retailers, and suppliers, and recently we signed a large Tier-1 wholesaler and retailer for both compliance management and later for traceability. Typically, each retailer or wholesaler will have a few hundred affected suppliers that need to be on our network to cover their 204 products. In short, I think you’d have to say that we feel very, very good about where we are.

This onboarding process of many thousands of suppliers is going to take time, certainly several years. This is very similar to the ramp we saw with compliance five or six years ago, only it's much larger, more complex and it's operating in a more complex and compressed timeline. The government has, after all, set an end date, and that will be a challenge. This is why we're freeing up and dedicating resources to longer-term opportunities in traceability. Our customer, the large retailer or wholesaler, needs this to automate just as much as we do. We still expect that the onboarding ramp will be slow at first, let's say, through 2023 calendar, accelerating in 2024 and exploding by 2025.

Our technical approach is to ride above all of the individual solutions and make the data readable to any recipient without the end user having to do, change, or implement any other system. Think of it as, I don't know, a universal translator. It's unique, and it's key. We offer a no touch, no labor, low-cost solution that enables a required exchange of data. So, you have to think about, therefore, how well positioned we think we are with already the largest connected network of food companies on planet Earth.

With respect to revenue, ultimately, traceability will generate significant recurring revenue at our typical margins. There's a bit of a delay to allow for setup to the start of revenue with traceability, naturally, but we're seeing a growing number of trials going with our ReposiTrak Traceability Network, or RTN, as we speak.

Importantly, our compliance business becomes a great catalyst to traceability. As of today, we have nearly 10,000 facilities that could use the RTN. While our focus will be on the grocery industry, important, please do remember that Rule 204 impacts convenience stores, restaurants, and others, too. There's more than one million businesses, maybe as many as a million and a half, that will be affected by Rule 204. Let me say that again, more than a million businesses affected, including restaurants, grocery stores, food service, convenience stores, etc.

So, here we are. We're continuing to grow recurring revenue and manage our expenses. Recurring revenue more than covers our cash costs by millions of dollars, enabling what we consider to be a structural growing cash generation machine. Our ongoing share repurchase program shrinks our capitalization and obviously accelerates our earnings per share. As you've seen, we’ve built a consistent cash generation business with more than five consecutive years of real GAAP, yes, GAAP profitability.

Operational efficiency is central to how we think and everything we do. We generate nearly $300,000 a year of revenue per employee. That's more than double our typical peers. Even as we prepare to onboard thousands of traceability customers, we actually expect to do that without significantly increasing our headcount. The impact of that is our revenue per employee will get much larger, widening the profitability and efficiency gap that we have to other SaaS providers. We think the comparison is going to continue to look really, really good. We maintain and we'll continue to build a fortress balance sheet, with more than $21 million of cash at a current ratio of 6.4:1. Our business is efficient, easy to model, and we're positioned to scale.

Going forward, our ongoing strategy will be to, first, continue to take great care of our customers. A major component of our position in the traceability initiative is that many of our existing customers, happy customers, will need our traceability help. We will not jeopardize that for any reason. It's based on trust. This consumer focus, remember, is our bedrock principle. It stands above everything.

Second, we still maintain our goal of growing recurring revenue at the pace of 10% to 20% a year over the long run. By the way, our CAGR and top-line revenue growth has been 10% over the last five years. Traceability will push that number a bit higher over the next few years, but in the long run, we're going to stay with that as a goal.

Third, we're going to continue to drive our internal productivity with continued development of our internal tools so that 80% to 85% of our incremental revenue becomes real cash earnings.

Fourth, finally, we will continue to shrink the number of shares outstanding, pay down debt, and return capital to shareholders by both buying back shares and paying a cash dividend. The result therefore should be faster revenue growth, even faster net income growth, and faster yet earnings per share growth. We have a lot of work to go, lots of things to do, but I'm proud of our position today and what we’ve achieved so far. Much more to come.

So with that, I'd like to open the call for questions. Operator?

Operator

Thank you. We will now be conducting a question-and-answer session. Our first question is from the line of Tom Forte with D.A. Davidson. Please go ahead.

Tom Forte

Great. So first off, Randy and John, a great quarter. I have three questions. I'll go one at a time. I know you discussed it at, like, great length, but I suspect the contribution margin of even the, call it, non-food customers is really good given your just margin structure in general. But can you help me understand why it's an or, instead of and from a customer standpoint?

Randy Fields

Okay. I'm sorry. I thought you usually do all three questions, which challenges my memory. Thank you for doing one at a time.

There is a business reality for us, which is that at the end of the day, the more intense our customer focus, the more we are in touch with what our customers can do by way of extension from where they are, the better off the Company is. It's absolutely true that there are some pieces of our business that, although they are at the moment profitable, don't have from our perspective enough growth. In a way, we think of this as a rowboat—probably a bad metaphor. We think of it as a rowboat, and we have too many passengers on to take care of all of them at the level that we would like.

So, when we have customers that may pay us—I'm going to make a number up—$100 or $150 a month for our services, and they have no growth potential at all, the resource that it takes to handle them, the human resource, the focus of our people, the number of humans in our business, the management structure that sits around that, all of that says that we are better off substituting that customer for one that could be spending $500, $700, maybe even as much as a thousand dollars a month.

We believe our goal is always, as ethically as we can, to have a customer set that has not just the best current opportunity, but the best ultimate opportunity. The fact of the matter is we believe that—and I think we haven't communicated it well—traceability is a fundamental transformation of the supply chain. Nothing like this has ever been directed by an entity—and in this case government, meaning that even when we talk to people, and we mentioned this educational thing, they're like deer in the headlights, our prospects and our customers. What we realize is that the industry is ill-prepared, that the industry has an enormous amount of heavy lifting to do.

Let me just give you an example. Every aspect of how the supply chain works is about to change. Today, in terms of food-related activity, the supply chain is responsible for what's called one forward, one back, meaning that you need to know—and that's the operative word—you need to know who you got your product from, and you need to know who you sent your product to.

The operative word, as I said, is the word know. For example, if you're a supplier that sends—I'll make this up—produce to a wholesaler, today's world, if there's a problem, that retailer is allowed to call you and say, “Hey, I got this product from you. They're doing a trace back on this. Where did it come from?” In other words, you simply have to have a knowledge base that would let you identify that as an issue.

Under the new world of traceability, you have to send that information along with the product. That doesn't mean on the package of the product, it means contemporaneously with the product. You have to be able to communicate with your customers, all of whom have different systems, and are going to look at your labeling or whatever system you use to communicate this information. They're not going to be able to read it. So, you're in a fundamentally different world where you have to figure out how do I communicate with every single one of my customers.

Your customers in turn have to create a recordkeeping system, which we do for them, that identifies that information that they were passed and makes it readable to the FDA when the FDA says, “I want a sortable spreadsheet.” It may sound to a technical person is if it's trivial. It's unimaginably difficult.

Today, for example, a distribution center can receive a pallet or a truckload of product and check it in in minutes. Just take the pallets off the truck, drop them on the DC floor, and go stack them. Well, now there's a problem. Many of the cases that come in, there's—oh, I don't know, 15,000 or 20,000 SKUs covered by Rule 204. Now, you'd have to check each and every pallet, potentially break down each and every pallet to find out which cases on which pallets have products that are covered by Rule 204.

For example, if you were shipped a pallet of produce and there’s, let's say, a layer of onions in cartons, a layer of tomatoes, maybe something else, well, you've got to get to the identification codes on the tomatoes, not the onions. They're not covered. The logistical difficulty of the supply chain is fundamentally different. We are prepared to handle it. We are able to do it in a way that's pretty non-invasive and non-intrusive.

I'm sorry, can you tell I'm excited about this? I think we're uniquely positioned to help transform the industry from where it was to a much safer one over time. But to do that, we need intense focus, absolutely intense focus. If you keep customers that don't have that same future with you, you're diluting the focus and knowledge base of the business. We like to keep management lean. We want the entire business to be focused on our revenue per employee. When you follow that kind of a mantra, you end up having customers that are not a good long-term fit.

I'm sorry, that was super long-winded. You've probably forgotten your two other questions.

Tom Forte

Nope, I haven't, because I'm turning the second one on its head. All right. So, based on your comments, John and Randy, it sounds like you're confident you have the headcount and cost structure to support greater than 20% revenue growth. Given everything you just said, Randy, help me understand why you're confident that you can support greater than 20% revenue growth.

Randy Fields

Okay. Well here's—the answer is in the long run—I don't even know what the hell long run means, but it certainly means more than a few years. In the long run, we're still convinced our growth will fall somewhere in the 10% to 20% range. As I mentioned, recurring revenue has grown at a 10% CAGR over the last five years, so it’ll be higher than we've done over the last five. I think we have a few years ahead of us as this kicks in that will be north of 20%. Let me explain why.

If we have 10,000 suppliers, if you will, facilities in our current network, people we currently touch that are likely to be covered by Rule 204, that is about $25 million a year of revenue within our existing customer set. There's a timeline on this. It has to happen by January of 2026.

Okay, so all of those, plus others that are not currently customers are going to end up doing something around traceability. Why shouldn't it be us? In other words, when we begin to tack on what we think is, I'm going to call it our fair share of this market, and given that they're already customers, and given that we have the lowest cost ability to do this, it seems like the opportunity could lead to, over the next few years—not 20 years, over the next few years, a growth rate obviously in excess of that 10% to 20% bracket. That will take it over the top end for a few years, but I doubt that's a 10-year or 20-year growth rate. It starts to compound into the too-big-a-numbers.

We do have the headcount, second part of that question. We do have the people on board today to do that. It does require some of the thinning of our non-go-forward customers, our non-core stuff, to do that. But that puts our most experienced people on the problem, which is sure as hell what you want in an operating business.

Number two, we will be adding some people. It's just not clear at this point until we've done five or 10 of these implementations perhaps over the next year, meaning hubs that bring us many spokes. We've got to find out what kind of resource we have to have available to help them do this. We just don't know yet. So, our plan is to continue to add a few people a year. It's not dozens or hundreds or thousands, but it’ll be a few people per year. I have to be candid and tell you I suspect it will be more on the implementation side of our business and on the sales side of our business, not in other areas.

I hope that was a good answer to your question.

Tom Forte

All right, so now I've got two more now. All right, so with your fortress of a balance sheet and your free cash flow generation, can you give your current thoughts on M&A?

Randy Fields

John, do you want to comment on M&A, since you and I talk about it a lot?

John Merrill

I mean look, we are—first off, we're laser-focused on traceability. So, the bolt-ons to compliance and supply chain, we get approached from time to time. But I think right now, our focus is on traceability.

I think that we have a good source of a banking relationship. We have lines of credit. We have cash available, and obviously, we're buying down our shares, so we also have that equity if something should come available. But right now, from our focus on traceability, if we're sunsetting certain products that give distraction, unless it's something just ultimately compelling on the acquisition side, it's really not our focus.

But, look, life is a negotiation. We're not going to walk from something that may have been, in our view, overly valued for the last number of years 14, 15 times earnings that might or might not occur. But right now, our focus is on traceability. But again, part of our arsenal, our quiver is to have that ability that if an opportunity comes about, I think that we have a number of levers that we can access to fund that.

I was a little shorter than Randy.

Tom Forte

Yes, a lot shorter. All right, so last question. Usually, this question is clear to me, so I'm asking because it's not. It isn't clear to me how the current environment is negatively impacting your sales. For example, you've talked in the past how you have a distracted customer, things of that nature. I understand the macroeconomic environment is still challenging to some degree and you have a fair amount of inflation, but can you explain in simple terms, like, how are you currently being negatively impacted sales and profits by the current environment? Maybe the answer is not at all.

Randy Fields

Well, it's somewhere between not at all and not very much. Really, all it seems to be doing, when we talk to our prospects—and this will change. I'll come to that in a second since I'm long-winded. Bring your futon over, lay down, and I'll keep talking. What I suspect is, today the talk of recession, the talk of food inflation, is causing people in that industry to be wary of what's happening to their customers. When they become wary, they do tend to just slow down their decision making, and that's good business. It's good practice.

Now, having said that, there is a final date around traceability. It's now January of 2026. Hopefully, they will push that date back. We really genuinely hope, because we don't believe the whole world can get ready for it. But what that says is, as you get closer to that date and the market begins to wake up—and when we say market, I mean, the participants in the global food supply and that supply chain wake up, there will be a panic.

In fact, a very well-known attorney in the food business, Shawn Stevens—this is a direct quote. When he was talking about FSMA Rule 204, here's what he said. "There's just enough time to panic.” People aren't even aware of this yet, and when they wake up, the very smallest chains are going to get pushed to the end. The largest chains probably don't have enough time to get this done, and it's difficult to execute. It's got all of the hallmarks of a shark feeding frenzy toward the end, and that's why I said this year we'll see a relatively slow sign-up. The pace will pick up next year, and by 2025, my guess is it's going to be extraordinary. So, they'll wake up. Right now, they're worried about recession.

Tom Forte

All right. Thank you, John, thank you, Randy, for taking my questions.

Randy Fields

Of course.

John Merrill

Thanks, Tom.

Randy Fields

(Multiple speakers) any other questions?

Operator

Okay. There are no further questions at this time. I would like to turn the floor back over to Randy for closing comments.

Randy Fields

Great. Thank you, Operator. Thank you, John.

Everybody, we appreciate you. Hopefully, you got your questions answered. We're obviously very comfortable where we are, but there is an enormous mountain of opportunity in front of us. We're climbing it, and we are geared, ready, and this will be a pretty exciting adventure. So, fasten your seatbelts. Thanks a lot. Talk to you all soon.

John Merrill

Thank you. Bye-bye.

Operator

Thank you. This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.